Exhibit 99.1

BOSTON PRIVATE FINANCIAL HOLDINGS TO SELL

GIBRALTAR PRIVATE BANK & TRUST FOR $93 MILLION

— Strengthens Capital and Credit Metrics —

Boston, MA – September 17, 2009 – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) today announced that it has completed the sale of Coral Gables, Florida-based Gibraltar Private Bank & Trust for $93 million to private investors.

“This transaction improves our capital position, strengthens our balance sheet and improves our consolidated credit metrics,” said Timothy L. Vaill, Chairman and CEO of BPFH. “It also increases our liquidity, creating flexibility that opens up a variety of options such as reallocating capital to our strongest performers to drive organic growth, reducing debt, and optimizing our capital structure.”

The key elements of the Gibraltar Private sale include the following:

•	$93 million in cash proceeds
•	$1.4 billion reduction in total assets, boosting BPFH’s key TCE/TA ratio by approximately 100 basis points to 6.2 percent(1)
•	$50 million reduction of non-performing assets, a 34% decline(1)
•	$91 million reduction in classified loans, a 39% decline(1)
•	One-time book loss of approximately $35 million, with a $17 million reduction to tangible capital(2)

“While Gibraltar has outperformed many of its South Florida peers, the market continues to experience economic stress with a long-term projected recovery. This sale enables BPFH to exit the Florida market while receiving fair value for our investment. We wish Gibraltar’s CEO Steve Hayworth and his new private investors all the best for the future,” Vaill added.

Gibraltar Private CEO Steve Hayworth will continue to serve as Gibraltar Private’s CEO; bank personnel and management will also remain. The bank will continue to be headquartered in Coral Gables and retain its branch office in New York.

Footnotes

(1) June, 30, 2009 financials as reported adjusted (i) to exclude Gibraltar Private Bank financial results as of 6/30/09, and (ii) to include the net cash received as of the transaction date.

A reconciliation of Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

The Company calculates tangible common equity by adjusting total equity to exclude goodwill and intangible assets as well as equity received from the TARP funding of $154 million. The Company calculates tangible assets by adjusting total assets to exclude goodwill and intangible assets. The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio, to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector.

	June 30, 2009 As Reported	June 30, 2009 Pro Forma (1)
Total Balance Sheet Assets	$7,260,654	$5,838,647
LESS: Goodwill and intangible assets, Net	(168,064)	(151,158)
Tangible Assets (non-GAAP)	7,092,590	5,687,489
Total Equity	648,035	614,531
LESS: Goodwill and intangible assets, Net	(168,064)	(151,158)
TARP funding	(154,000)	(154,000)
ADD: Difference between redemption value of non-controlling interests and value under ARB 51	44,181	44,181
Total adjusting items	(277,883)	(260,977)
Tangible Common Equity (non-GAAP)	370,152	353,554
Total Equity/Total Assets	8.93%	10.53%
Tangible Common Equity/ Tangible Assets (non-GAAP)	5.22%	6.22%

(2)	Excludes transaction costs of approximately $2.5 million.

Conference Call

Management will hold a conference call at 9:00 a.m. Eastern Time on Friday,

September 18, to discuss the transaction in more detail. To access the call:

Dial In #: (866) 362-4831

International Dial In #: (617) 597-5347

Passcode: 16154461

Replay Information:

Available from 9/18/2009 to 9/25/2009

Dial In #: (888) 286-8010

International Dial In #: (617) 801-6888

Passcode: 27439348

Boston Private Financial Holdings

Boston Private Financial Holdings is a national financial services organization comprised of independently operated affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through a very selective acquisition process and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to run independently such that they can best serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance, legal, marketing, and operations. (NASDAQ: BPFH).

For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com.

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CONTACT:

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

John Hartz

Sloane & Company

857-598-4779

jhartz@sloanepr.com

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, risk environment, evaluations of future interest rate trends and liquidity, prospects for growth in assets, and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s private banking and investment advisory activities, changes in interest rates, competitive pressures from other financial institutions, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, adequacy of loan loss reserves, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired, and risks related to the identification and implementation of acquisitions, as well as the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.